Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS APRIL COMPARABLE SALES

LEBANON, Tenn. – May 6, 2008 – CBRL Group, Inc. (“CBRL”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the five-week period ending Friday, May 2, 2008.  The sales are compared with the five-week period ending May 4, 2007, not the prior-year fiscal period.  The 2007 period included the Easter holiday while 2008 did not.

·
Comparable store restaurant sales decreased 0.9%, including the effect of an approximately 4.4% higher average check that resulted primarily from an average menu price increase of approximately 4.5%.  The average menu price increase in the period reflected, in part, a timing effect from new pricing taken early in the period this year compared to pricing taken late in the period last year.  Average menu prices are expected to be up approximately 3.7% for the balance of the fiscal year.

·	Comparable store retail sales were down 9.7%.
·	Comparable restaurant and retail sales were unfavorably affected by approximately 1% and 8.5%, respectively, by the timing of the Easter holiday.
·
In the third quarter of fiscal 2008, comparable store restaurant sales increased 0.2%, which included the effect of an approximately 3.5% higher average check.  Comparable store retail sales were down 2.1%.

Commenting on April sales, CBRL Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Because we are lapping last year’s Easter holiday, April sales were down but were positive for the last three weeks of the period.  In the coming weeks as we start our summer season, we will be introducing Cracker Barrel’s first-ever national summer promotion designed to drive restaurant traffic and retail sales.  It combines innovative marketing with exciting new menu items and related retail offerings and will underscore our belief that we offer the best value in family dining.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 576 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.